Exhibit 4(b)
(TRANSLATION)
CABINET ORDER FOR
JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES LAW
(Cabinet Order No. 79 of April 27, 1957)
AMENDMENTS

April 13, 1959	Cabinet Order No. 121	August 9, 1988	Cabinet Order No. 240

July 19, 1960	Cabinet Order No. 213	June 14, 1989	Cabinet Order No. 171

February 15, 1962	Cabinet Order No. 23	April 1, 1993	Cabinet Order No. 127

November 29, 1963	Cabinet Order No. 369	August 4, 1993	Cabinet Order No. 273

June 1, 1967	Cabinet Order No. 126	July 1, 1994	Cabinet Order No. 220

April 30, 1970	Cabinet Order No. 103	July 7, 1999	Cabinet Order No. 222

February 21, 1972	Cabinet Order No. 18	June 7, 2000	Cabinet Order No. 304

July 17, 1972	Cabinet Order No. 284	March 30, 2001	Cabinet Order No. 145

March 20, 1975	Cabinet Order No. 41	December 6, 2002	Cabinet Order No. 363

April 18, 1977	Cabinet Order No. 97	March 28, 2003	Cabinet Order No. 122

May 1, 1978	Cabinet Order No. 154	March 17, 2004	Cabinet Order No. 41

July 8, 1983	Cabinet Order No. 157	March 24, 2005	Cabinet Order No. 63

June 7, 1985	Cabinet Order No. 168
The Cabinet established this Cabinet Order in accordance with the provisions of Article 2, Item (1), Article 20, Paragraph 2 and Article 27 of Japan Finance Corporation for Municipal Enterprises Law.

Article 1	(Scope of Municipal Enterprises)
     The business to be provided for by the Cabinet Order specified in Article 2, Item (1) of Japan Finance Corporation for Municipal Enterprises Law (hereinafter referred to as the “Law”) shall be as follows:
(1)	Water supply projects;

(2)	Industrial water supply projects;

(3)	Transportation projects;

(4)	Electricity supply projects;

(5)	Gas supply projects;

(6)	Harbor improvement projects (which shall be limited to reclamation projects and projects to lease cargo-handling machines, barracks, warehouses, timber-yards, and pilot boats);

(7)	Hospital projects;

(8)	Nursing care service projects;

(9)	Market projects;

(10)	Slaughterhouse projects;

(11)	Recreation facilities projects;

(12)	Toll-road projects;

(13)	Parking projects;

(14)	Among land construction projects for regional development, construction projects of littoral industrial areas and other littoral areas, inland industrial areas, distribution business areas, lots to be used for offices, shops, etc. and housing areas (including land for facilities in connection with the above), and land construction projects for housing concerned with land division adjustment projects;

(15)	Public and regional sewerage projects;

(16)	Urban area revival projects;

(17)	Public housing projects; and

(18)	Industrial waste disposal projects.

Article 1-2	(Projects to be provided for in Cabinet Order specified in Article 19, Paragraph 4 of the Law)
     The projects to be provided for in Cabinet Order specified in Article 19, Paragraph 4 of the Law shall be harbor improvement projects (which shall be limited to reclamation projects) and construction projects of littoral and inland industrial areas, distribution business areas and lots to be used for offices, shops, etc. for regional development.

Article 2	(Particulars to be stated in the Statement of Business Procedures)
     The particulars to be stated in the Statement of Business Procedures specified in Article 20, Paragraph 2 of the Law shall be as follows:
(1)	Matters concerning providing funds:

(a)	the party to be provided funds;

(b)	business requiring to be provided funds;

(c)	use of funds;

(d)	limitation on amount of funds;

(e)	method of providing funds;

(f)	interest rate;

(g)	maturity;

(h)	method of redemption; and

(i)	matters required in connection with providing funds, in addition to the matters specified in the provisions (a) through (h) above;
(2)	Matters concerning entrustment of business;
(a)	scope of entrustment;

(b)	commission of entrustment;

(c)	expenses concerning entrusted business;

(d)	duties of the trustee; and

(e)	matters required concerning entrustment of business, in addition to the matters specified in the provisions (a) through (d) above.

Article 3	(Kinds of the JFM Bonds)
     1. The JFM Bonds (excluding those provided for in the following paragraph) shall be in bearer form with interest coupons or without interest coupons.
     2. The foreign JFM Bonds (which mean the JFM Bonds that are issued outside Japan; the same shall apply hereinafter) shall be in bearer form or in registered form with interest coupons or without interest coupons.

Article 4	(Method of Issue of the JFM Bonds)
     The JFM Bonds shall be issued through offering.

Article 5	(Subscription Form of the JFM Bonds)
    1. Anyone who will subscribe for the JFM Bonds shall indicate the number of the bonds to subscribe for and his/her address on the subscription form thereof, and he/she shall sign it or indicate his/her name and affix his/her seal thereupon.
    2. Anyone who will subscribe for the JFM Bonds to which the Law Concerning Book-Transfer of Corporate and Other Debt Securities (Law No. 75 of 2001; hereinafter referred to as the “Book-Transfer Law”) shall apply (such JFM Bonds being referred to as the “Book-Transfer JFM Bonds” in Paragraph 2 of the following article) shall indicate on the subscription form thereof the account for book-transfer of such JFM Bonds established on his/her own behalf (hereinafter referred to as the “Book-Transfer Account” in Paragraph 2 of such article) in addition to the matters provided for in the immediately preceding paragraph.
    3. The subscription form of the JFM Bonds shall be prepared by Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) and the matters to be entered in the subscription form shall be as follows:
(1)	name of the JFM Bonds;

(1)-2	aggregate amount of the JFM Bonds;

(2)	principal amount of each JFM Bonds;

(3)	interest rate of the JFM Bonds;

(4)	method and date of redemption of the JFM Bonds;

(5)	method and date of payment of interest on the JFM Bonds;

(6)	issue price of the JFM Bonds;

(7)	if the Book-Transfer Law shall apply, indication to such effect;

(8)	if the Book-Transfer Law shall not apply, indication to the effect that the JFM Bonds shall be in bearer form or in registered form, and with interest coupons or without interest coupons;

(9)	measures to be taken in case that the subscribed amount exceeds the aggregate amount of the JFM Bonds;

(10)	trade name of the company, if any, to which the offering or administration of the JFM Bonds has been entrusted; and

(11)	trade name of the registration agency provided for in the Law Concerning Registration of Bonds, etc. (Law No. 11 of 1942).
     4. In the event that the loan credit of the Corporation is trusted to trust companies, etc. (which means the Trust Companies, etc. provided for in Article 26-2 of the Law; the same shall apply in this paragraph) for the purpose of securing the obligations under the JFM Bonds pursuant to the said article of the Law, in addition to the matters provided for in each item of the immediately preceding paragraph above, the following matters shall be entered in the subscription form of such secured JFM Bonds (hereinafter referred to as the “JFM Bond Secured by Loan Credit”):
(1)	trade name of the Trust Companies, etc. as the trustee of such trust; and

(2)	indication of summary of loan credit entrusted as a security.

Article 6	(Underwriting of the JFM Bonds)
     1. No provisions specified in the immediately preceding article shall apply to the JFM Bonds which the National Government or a local government will underwrite or the company to which the offering of the JFM Bonds has been entrusted will underwrite by itself.
     2. In the case of the immediately preceding paragraph, the National Government or local government which underwrites the Book-Transfer JFM Bonds or the company to which the offering of the Book-Transfer JFM Bonds has been entrusted shall notify the Corporation of the Book-Transfer Account upon underwriting.

Article 7	(Exceptions concerning Issue of the JFM Bonds)
     In the event that the aggregate amount of the JFM Bonds which have already been subscribed for does not reach the total principal amount thereof, the aggregate amount of the JFM Bonds which have already been subscribed for shall be, if such issue of the JFM Bonds has been authorized on the subscription form of the JFM Bonds, the aggregate amount of the JFM Bonds to be issued.

Article 8	(Payment of Subscription Monies of the JFM Bonds)
     The Corporation, on completion of the offering of the JFM Bonds, without delay, shall request the payment of the subscription monies of each JFM Bond.

Article 9	(Issue of the JFM Bonds)
     1. The Corporation shall issue the JFM Bonds, without delay, upon the payment specified in the immediately preceding article, except, however, where the provisions of the Book-Transfer Law shall apply to the JFM Bonds or where the person who will subscribe for or underwrite the JFM Bonds, upon the payment or underwriting thereof, makes an application for registering the JFM Bonds in accordance with the provisions of the Law Concerning Registration of Bonds, etc.
     2. On each of the JFM Bonds, the matters specified in Article 5, Paragraph 3, Items (1) through (5) and Items (8), (10) and (11) (or, in the case of the JFM Bonds Secured by Loan Credit, such matters and the matter specified in Article 5, Paragraph 4, Item (1)) and serial numbers shall appear, and the Governor of the Corporation shall affix his/her name and seal thereto.

Article 10	(Original Register of the JFM Bonds)
     1. The Corporation shall keep the original Register of the JFM Bonds at its office.
     2. The original Register of the JFM Bonds shall include the following:
(1)	date of issue of the JFM Bonds;

(2)	total number of the JFM Bonds (or, if the provisions of the Book-Transfer Law shall not apply, total and serial number of the JFM Bonds);

(3)	matters specified in Article 5, Paragraph 3, Items (1) through (5) and Items (7), (8) (10) and (11) (or, in the case of the JFM Bonds Secured by Loan Credit, such matters and the matters specified in Article 5, Paragraph 4, Items (1) and (2)); and

(4)	matters concerning payment of the principal and interest.

Article 11	(JFM Bonds with Missing Coupons)
     1. The Corporation, upon redemption of the JFM Bonds with interest coupons, may deduct the amount equal to the missing coupons from the redemption price, except, however, the coupons already exercised.
     2. The Corporation shall pay the deducted amount, upon demand, to the couponholders in the foregoing paragraph in exchange for the coupon.

Article 11-2	(Exception of the Foreign JFM Bonds)
     Notwithstanding the provisions of Articles 4 through 11, the laws and customs of the place of issue of the foreign JFM Bonds may be applied to the issue of the foreign JFM Bonds, to the Register of the foreign JFM Bonds, to the redemption of the foreign JFM Bonds, the coupons of which is and to the payment to the holder of such missing coupons.

Article 12	(Approval of Issue of the JFM Bonds)
     1. When the Corporation wishes to obtain approval for issuance of the JFM Bonds (excluding the foreign JFM Bonds; the same shall apply in this article) pursuant to the provisions of Article 23, Paragraph 1 of the Law, the application form for such approval sating the following matters shall be submitted to the authorized ministers no later than one month before the offering date of such JFM Bonds:
(1)	reasons for the necessity of the issue of the JFM Bonds;

(2)	matters specified in Article 5, Paragraph 3, Items (1) through (8) and Item (11);

(3)	method of offering of the JFM Bonds;

(4)	estimated amount of expenses required for the issue of the JFM Bonds; and

(5)	matters to be indicated on the JFM Bonds in addition to the foregoing Item (2).
     2. The following documents shall be attached to the said application:
(1)	subscription form of the JFM Bonds to be prepared;

(2)	document stating the use of proceeds to be procured through the issue of the JFM Bonds; and

(3)	document stating the expected underwriting of the JFM Bonds.
Article 12-2
     In the event that the Corporation wishes to obtain approval for issuance of the foreign JFM Bonds pursuant to the provisions of Article 23, Paragraph 1 of the Law, the Corporation shall, pursuant to the directions of the authorized ministers, submit to the authorized ministers an application form for such approval stating the following matters, together with the documents stating the use of the proceeds to be procured through the relevant issue of the foreign JFM Bonds and any other document required in connection with the issue thereof as specified by the authorized ministers:
(1)	reasons for the necessity of the issue of the foreign JFM Bonds;

(2)	matters specified in Article 5, Paragraph 3, Items (1) through (6);

(3)	kinds of the foreign JFM Bonds;

(4)	method of issue of the foreign JFM Bonds;

(5)	estimated amount of the expenses for the issue of the foreign JFM Bonds; and

(6)	matters to be indicated on the foreign JFM Bonds in addition to the foregoing Item (2).

Article 12-3	(Issue of Replacement Bonds specified in Article 23, Paragraph 2 of the Law)
     1. The issue of the JFM Bonds in accordance with the provisions of Article 23, Paragraph 2 of the Law shall be limited to the issue of the foreign JFM Bonds.
     2. The issue of the foreign JFM Bonds pursuant to the immediately preceding paragraph may be implemented only if a person who has had his/her foreign JFM Bonds stolen, destroyed or lost requests the Corporation to deliver such foreign JFM Bonds again, and a person whom the Corporation deems appropriate confirms the serial number of such stolen, destroyed or lost foreign JFM Bonds and evidence that they have been stolen, destroyed or lost is submitted to the Corporation. In such event, the Corporation will, if necessary, collect a guarantee letter which is deemed to ensure that if the Corporation redeem or purchase for cancellation the stolen, destroyed or lost foreign JFM Bonds, or pay the interest of the coupons attached to such foreign JFM Bonds, a person whom the Corporation and the Government as the guarantor of the Corporation deem appropriate should indemnify the Corporation for the amount equivalent to the amount of redemption price or purchase price, or the amount of the interest of the coupons.

Article 13	(Handling of Business concerning Guarantee by the National Government with respect to the Foreign JFM Bonds)
     A Japanese or foreign bank, trust company or securities firms appointed by the Minister of Finance may handle the authentication or any other business with respect to the guarantee by the Government of the obligations under the foreign JFM Bonds pursuant to the provisions of Article 2, Paragraphs 2 or 3 of the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953), or Article 26 of the Law.

Article 13-2	(Mandate to Ordinances of Authorized Ministries)
     In addition to those so provided for in Articles 3 through 13 above, the matters being required with respect to the Foreign JFM Bonds shall be prescribed in the Ordinances of authorized ministries.

Article 14	(Accounts of Fund)
     The Corporation shall keep the accounts of the Fund for the Improvement of Operations of Municipal Enterprises (hereinafter referred to as the “Fund”) from the general accounts, and organize the accounts to clarify the following matters:
(1)	receipt of the contributions specified in Article 28-2, Paragraph 2 of the Law;

(2)	addition of the surplus into the Funds specified in Article 28-4, Paragraph 2 of the Law; and

(3)	disbursement of the Funds specified in the proviso of Article 28-4, Paragraph 3 of the Law.

Article 15	(Earnings Applied to Subtraction of Interest on Local Loans, etc.)
     The earnings specified in Article 28-4, Paragraph 2 of the Law shall be the amount computed by subtracting the expenses for direct administration of the Fund, from the aggregate amount of the balance of the Fund on each day in the Fiscal Year which shall be divided by the number of the days therein and thereafter multiplied by the operating interest rate of the funds of the Corporation to be contributed to Local Loans (excluding those the issue of which was approved before 1969 here and hereinafter). The expenses specified in the same paragraph shall be the amount computed by multiplying the aggregate amount of the balance on each day in the Fiscal Year of the funds for Local Loans the interest of which has been subtracted which shall be thereafter divided by the number of days therein by the rate provided for by the competent ministers.

Article 15-2	(Reserve for Reduced Interest Loan)
     1. In the event that the Corporation makes a loan with reduced interest (hereinafter referred to as the “Loan with Reduced Interest” in this article), the Corporation shall reserve the amount calculated pursuant to the provisions of the Ordinances of competent authorities of the amount of interest to be reduced with respect to the relevant Loan with Reduced Interest as the reserve for reduced interest loan in the business year in which such Loan with Reduced Interest is made.
     2. In the event that the Corporation changes the interest rate on the Loans with Reduced Interest, or in any other event provided for in the Ordinances of competent authorities whereby the reserve for reduced interest loan set forth in the immediately preceding paragraph needs to be increased or decreased, the Corporation shall reserve in addition to, or reduce from, the reserve for reduced interest loan set forth in the immediately preceding paragraph, the amount calculated pursuant to the provisions of the Ordinances of competent authorities in the relevant business year in accordance with the provisions of the Ordinances of competent authorities.
     3. The Corporation shall write off such amount calculated pursuant to the provisions of the Ordinances of competent authorities as deemed necessary to appropriate to reduction of interest on the Loans with Reduced Interest, from the reserve for reduced interest loan set forth in Paragraph 1 above in each business year.
     4. The reserve for reduced interest loan set forth in Paragraph 1 above shall not be written off except for the cases provided for in Paragraphs 2 and 3 above; provided, however, that it may be written off with the consent of the competent ministers thereto.

Article 16	(Reserve for Loss on Refinance of Bonds)
     1. In the event that any profits are made in the Fiscal Year by renewal of the JFM Bonds already issued, the Corporation shall, in each Fiscal Year, reserve as the reserve for loss on refinance of bonds, the amount which has been given the consent of the competent ministers, up to the amount equal to 12.5% of the aggregate amount at the end of the related Fiscal Year of the loans made by JFM and the subscription by JFM for Local Loans.
     2. The reserve for loss on refinance of bonds in the immediately preceding paragraph may not be reduced, except that it may be appropriated to the compensation for the losses caused by renewal of the JFM Bonds already issued. In case the consent of the competent ministers are given, this will not apply.

     3. The methods of computation of the amounts of the profits or losses specified in the immediately preceding two paragraphs shall be provided for by the Ordinances of competent authorities.

Article 17	(Delegation of Authority to the Prime Minister)
     The Authority of the competent ministers to make on-the-spot inspections under Article 37, Paragraph 1 of the Law which relate to the management of risk of loss related to the business of the Corporation shall be delegated to the Prime Minister; provided, however, that the competent ministers may exercise such authority by themselves.

Article 18	(Delegation of Authority to the Director General of Local Finance Bureau)
     1. The authority delegated to the Commissioner of the Financial Services Agency under Article 37-2, Paragraph 3 shall be delegated to the Director General of the Kanto Local Finance Bureau; provided, however, that the Commissioner of the Financial Services Agency may exercise such authority by him/herself.
     2. The authority provided for in the immediately preceding paragraph which relates to any office of the Trustee provided for in Article 37, Paragraph 1 of the Law (hereinafter referred to as “Trustee’s Office” in this article) may be exercised by the Director General of the local finance bureau which has control over the location of such Trustee’s Office (or, if such location is under the control of the Fukuoka Local Finance Branch Bureau, the Director General of the Fukuoka Local Finance Branch Bureau) as well as the Director General of the Kanto Local Finance Bureau.
     3. The Director General of a local finance bureau or the Fukuoka Local Finance Branch Bureau which has made an on-the-spot inspection in accordance with the provisions of the immediately preceding paragraph may make an on-the-spot inspection in an office of the Corporation or another Trustee’s Office, when he/she deems that such on-the-spot inspection is necessary.

Article 19	(Competent Ministers, etc.)
     The competent ministers as used in this Cabinet Order shall be the Minister for Internal Affairs and Communications and the Minister of Finance, and the Ordinances of Competent Authorities shall be Ordinances of the Ministry of Internal Affairs and Communications and Ordinances of the Ministry of Finance.